Exhibit 99.1

ReShape Lifesciences Announces Fourth Quarter and Full Year 2018 Financial Results

San Clemente, CA April  1, 2019 – ReShape Lifesciences Inc. (OTCQB: RSLS), a developer of minimally invasive medical devices to treat obesity and metabolic diseases, today reported financial results for the three months and year ended December 31, 2018.

Recent Highlights and Accomplishments

•	Announced the appointment of industry veteran Bart Bandy as President and Chief Executive Officer following retirement of Dan Gladney
•	Completed the acquisition of the LAP-BAND® technology in exchange for the sale of the ReShape Balloon™ business
•	Reported revenues of $2.8 million for the full year 2018 compared to $1.3 million in the same period of 2017
•	Reported revenue contribution from LAP-BAND of $450 thousand in the nine selling days ReShape Lifesciences™ owned LAP-BAND during the fourth quarter of 2018
•	Reported gross margins from continuing operations of 73% for the full year 2018. This compares to gross margin of 41% for the full year 2017
•	Implanted the first patient in the ENDURE II trial to support CE Marking of the ReShape VestTM

“It was a very productive and busy few months at ReShape Lifesciences, driven by some significant strategic decisions that we believe will optimize our goal to become the leading provider of solutions for obesity and metabolic diseases,” said Scott Youngstrom, Chief Financial Officer at ReShape Lifesciences. “We believe that moving forward with the clinically supported, broadly reimbursed, revenue generating and profitable LAP-BAND technology is a huge win for ReShape Lifesciences and will be an ideal precursor to our proprietary, innovative ReShape Vest, which is currently in CE Mark trials.   We would like to thank Dan Gladney for his invaluable contributions as CEO of ReShape Lifesciences and we are excited to welcome Bart Bandy as the new President and Chief Executive Officer of ReShape Lifesciences .”

Fourth Quarter 2018 Financial Results

For the three months ended December  31, 2018,  the Company reported total revenues of $869 with associated gross profit totaling $546 thousand.  For the three months ended December 31, 2018, the Company reported revenues from continuing operations of $450 thousand with associated gross profit totaling $372 thousand.

Full Year 2018 Financial Results

For the year ended December 31, 2018, the Company reported total revenues of $2.8 million with associated gross profit totaling $772 thousand.  For the year ended December 31, 2018, the Company reported revenues from continuing operations of $607 thousand with associated gross profit totaling $442 thousand.

As of December 31, 2018, the Company had cash and cash equivalents totaling $5.5 million and a $7 million purchase consideration payable to Apollo Endosurgery associated with the LAP-BAND acquisition.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time 4:30 p.m. Eastern Time.

Individuals interested in listening to the conference call may do so by dialing (877) 280-7473 for domestic callers or (707) 287-9370 for international callers, using Conference ID: 3096235. To listen to a live webcast or a replay, please visit the investor relations section of the Company website at: http://ir.reshapelifesciences.com/.

About ReShape Lifesciences Inc.

ReShape Lifesciences™ is a medical device company focused on technologies to treat obesity and metabolic diseases. The FDA-approved LAP-BAND® Adjustable Gastric Banding System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational, minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery, and is intended to enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates.  These forward-looking statements are based on the current expectations of our management and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: risks and uncertainties related to our acquisition of the Lap-Band system, including the risk of default under our security agreement with Apollo Endosurgery entered into in connection with the transaction; our ability to continue as a going concern if we are unable to improve our operating results or obtain additional financing; risks related to ownership of our securities as a result of our delisting from the Nasdaq Capital Market; our proposed ReShape Vest product may not be successfully developed and commercialized; our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience; the competitive industry in which we operate; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for our ReShape Vest and any modifications to our vBloc system and LAP-BAND system; physician adoption of our products; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; the cost and management time of operating a public company; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in our annual report on Form 10-K filed April 2, 2018 and subsequent quarterly reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Scott Youngstrom
Chief Financial Officer

ReShape Lifesciences Inc.
949-429-6680 x106

syoungstrom@reshapelifesci.com

or

Debbie Kaster

Investor Relations

Gilmartin Group

415-937-5403

debbie@gilmartinir.com